Exhibit 99.1

For release: December 15, 2009, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier modifies long-term new railcar contract with GE Railcar Services
     Lake Oswego, OR, December 15, 2009 — The Greenbrier Companies [NYSE:GBX] today announced an agreement with General Electric Railcar Services Corporation (“GER”), a subsidiary of GE Capital, GE’s financial services business, to modify GER’s new railcar manufacturing contract with Greenbrier. Under the terms of the original 2007 contract, the Company was to manufacture 11,900 new tank cars and hopper cars for GER over an eight-year period, of which the last 8,500 units would be delivered subject to Greenbrier’s fulfillment of certain contractual conditions. As scheduled, deliveries to GER commenced in December 2008 and to date approximately 600 railcars have been delivered and accepted under the original contract.
     Under the terms of the modified contract, the parties have agreed to reduce the contract quantities to up to 6,000 railcars. Greenbrier will build the first 3,800 tank cars and hopper cars by July 2013. The delivery and purchase price of these units is agreed upon, with the purchase price subject to adjustments for changes in the Company’s material costs. The blended purchase price on these 3,800 units represents a price increase from the original contract, and delivery of these units has been extended by 27 months from the original contract. The remaining 2,200 tank and hopper cars are subject to fulfillment of certain contractual conditions by both parties in their sole discretion and would occur over the next five-year period. In addition, Greenbrier has retained the right of first refusal, subject to certain qualifications, to manufacture all new railcar builds for GER through December 2018.
     The modified deal contains many other additional benefits to both Greenbrier and GER. Greenbrier will become a Preferred Railcar Maintenance Provider for GER’s fleet of railcars and will perform railcar maintenance and refurbishment work for GER under a new five-year agreement with a minimum contract value of approximately $25 million. Under this contract, Greenbrier will, in the first calendar quarter of 2010, begin to cut-down 485 double-stack intermodal platforms from 48’ in length to 40’ in length at the Company’s Gunderson facility in Portland, Oregon. In certain situations, Greenbrier has also obtained a right of first refusal, subject to certain qualifications, to perform railcar refurbishment and program work through March 7, 2015.
     As a result of the modified contract, Greenbrier’s total firm new railcar manufacturing backlog as of November 30, 2009 is 4,900 units valued at approximately $430 million. This backlog figure excludes the contingent production of 2,200 units for GER.
     Based on current production plans, including those for GER under the revised agreement, approximately 2,000 units in backlog are scheduled for delivery in Greenbrier’s fiscal year ending

August 31, 2010. The Company delivered approximately 350 new railcar units during its first fiscal quarter ended November 30, 2009.
     William A. Furman, president and chief executive officer of Greenbrier, said, “We are pleased to have reached an agreement that is responsive to our customer’s business needs while also delivering value to our shareholders, creating security for our North American workforce and adding visibility throughout the rail industry supply chain. By stretching out new railcar production schedules, we have stabilized our production at current levels or higher for at least the next two years. The excellent quality of our new railcar work and broad geographic reach of our repair and refurbishment network were key factors that gave us the ability to successfully conclude this contract modification with GE Railcar. This favorable outcome demonstrates the value of our integrated business model. In addition, through our rights of first refusal, we will be able to participate in opportunities with GE Railcar as the economy recovers.”
     Furman went on to say, “While the modified terms of the contract do not materially change the Company’s previously-stated business outlook for the 2010 fiscal year, it resolves significant uncertainty within our manufacturing segment and improves the outlook and visibility of our refurbishment & parts segment. With the contract modification, we estimate Greenbrier currently possesses about 40% of total new railcar industry backlog in North America. Given the current environment, we believe this outcome is not only favorable to Greenbrier, but also to the overall new railcar supply industry in North America.”
     Furman concluded, “Together with GE, we were able to work out a win-win solution to the difficult position faced by both parties in the present economy. On behalf of our workforce in North America, and the many jobs at stake in the railcar supply industry, we acknowledge and appreciate GE Railcar’s willingness to stand by its commitment and help maintain family-wage manufacturing jobs in North America.”
     Joe Lattanzio, president and chief executive officer of GE Railcar Services, stated, “The modified contract, which recognizes the harsh realities of the economic environment, delivers tangible benefits for both companies, enabling us to continue to meet our customers’ needs. We are pleased that today’s agreements allow us to look forward and build on our long-standing business relationship with Greenbrier. Also, we thank the Greenbrier team for working with us and maintaining their strong quality standards throughout this process.”
Conference Call
The Greenbrier Companies will host a teleconference to discuss this announcement. Teleconference details are as follows:

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Tuesday, December 15, 2009
8:00 a.m. Pacific Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a webcast replay will be available on the same website for 30 days. A telephone replay will be available through January 15, 2009 at 203-369-3224.
About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 223,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 12 of Part I, Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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